FORM OF AMENDMENT OF [AMENDED] SHAREHOLDER SERVICES AGREEMENT

This Amendment to the [Amended] Shareholder Services Agreement (the "Agreement") by and between American Funds Service Company (hereinafter, "AFS") and [Name of Fund] (hereinafter, the "Fund") is dated as of the 1st day of November, 2008.

WHEREAS, AFS and the Fund entered into the Agreement with regard to certain shareholder services to be performed by AFS; and

WHEREAS, AFS and the Fund desire to amend said Agreement in the manner hereinafter set forth;

NOW THEREFORE, pursuant to Section 9 of the Agreement, AFS and the Fund hereby amend Section 6 of the Agreement to read as follows:

AFS will provide to the participating investment companies the shareholder services referred to herein in return for the following fees:

Annual account maintenance fee (paid monthly):

Fee per account (annual rate)	Rate
Broker controlled account (networked and street)	$0.84
Full service account	$18.00

No annual fee will be charged for a participant account underlying a 401(k) or other defined contribution plan where the plan maintains a single account on AFS’ books and responds to all participant inquiries.

AFS will bill the Fund monthly, on or shortly after the first of each calendar month, and the Fund will pay AFS within five business days of such billing.

Any revision of the schedule of charges set forth herein shall require the affirmative vote of a majority of the members of the board of [directors][trustees] of the Fund.

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IN WITNESS THEREOF, AFS and the Fund have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above.

[NAME OF FUND]	AMERICAN FUNDS SERVICE
COMPANY

BY:_______________________	BY:_______________________

Name: _____________________	Name: _____________________
Title: _____________________	Title: _____________________
Date: _____________________	Date: _____________________